UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): May 26, 2020 (May 22, 2020)

BLACKROCK CAPITAL INVESTMENT CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	814-00712	20-2725151
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

40 East 52nd Street
New York, NY 10022
(Address of principal executive offices)

(212) 810-5800
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	BKCC	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01.	Entry Into a Material Definitive Agreement

On May 22, 2020 BlackRock Capital Investment Corporation (NASDAQ: BKCC) (the “Company”) entered into a Fifth Amendment to the Second Amended and Restated Senior Secured Revolving Credit Facility (the “Revolving Credit Facility”). This most recent amendment (i) extends the maturity date on loans made under the Revolving Credit Facility from June 5, 2022 to June 5, 2023, (ii) changes the interest rate applicable to borrowings to LIBOR plus an applicable margin equal to either 2.00% or 2.25% depending on a ratio of the borrowing base to certain indebtedness, (iii) reduces the aggregate commitment under the Revolving Credit Facility to $300,000,000 and (iv) makes certain changes to the calculation of the borrowing base. Each of the Lenders party to the Revolving Credit Facility have unanimously agreed to extend the duration of their commitment pursuant to this most recent amendment.
This most recent amendment also modifies the financial covenants under the Revolving Credit Facility to (i) reduce the minimum shareholders’ equity required to be maintained by the Company as set forth in Section 6.07(a) (the “Minimum Shareholders’ Equity covenant”) of the Revolving Credit Facility from $375 million to $275 million, (ii) reduce the minimum asset coverage ratio required to be maintained by the Company as set forth in Section 6.07(b) (the “Asset Coverage Ratio”) of the Revolving Credit Facility from 200% to 150% and (iii) incorporate a new senior coverage ratio to be maintained by the Company as set forth in Section 6.07(c) (the “Senior Coverage Ratio”) of the Revolving Credit Facility. As a result of entering into this most recent amendment,  the Waiver and Agreement No. 2 dated as of May 1, 2020 to the Revolving Credit Facility is no longer required or applicable. At May 22, 2020, the Company had $25.9 million in cash and cash equivalents and $83.6 million of availability under its credit facility (subject to its borrowing base calculations), resulting in approximately $105.9 million of availability for portfolio company investments.
The Revolving Credit Facility continues to include an “accordion” feature that allows the Company, under certain circumstances, to increase the size of the Revolving Credit Facility. The size of the “accordion” feature has been reduced from $750 million to $375 million.

Usage of the Revolving Credit Facility continues to be subject to a borrowing base, and the Revolving Credit Facility continues to be secured by substantially all of the assets of the Company and its consolidated subsidiaries.
In addition, the facility continues to contain customary representations, covenants (including restrictions on the incurrence of additional indebtedness, liens and dividends, and a requirement to maintain a certain minimum amount of shareholder's equity and a certain minimum ratio of total assets, less all liabilities other than indebtedness, to indebtedness) and events of default.
The description above is only a summary of the material provisions of the Revolving Credit Facility and does not purport to be complete and is qualified in its entirety by reference to the provisions in such Revolving Credit Facility, a copy of which is attached hereto as Exhibit 10.1.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of Registration

The information contained in Item 1.01 to this current report on Form 8-K is incorporated by reference in this Item 2.03.

ITEM 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

10.1
Fifth Amendment to the Second Amended and Restated Senior Secured Revolving Credit Agreement among BlackRock Capital Investment Corporation, the subsidiary guarantors party thereto, the lenders party thereto and Citibank, N.A. as Administrative Agent

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BLACKROCK CAPITAL INVESTMENT CORPORATION

Date: May 26, 2020	By:	/s/ Michael Pungello
Name: Michael Pungello
Title: Interim Chief Financial Officer and Interim Treasurer